UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2022

INTERNATIONAL MONEY EXPRESS, INC.

(Exact name of registrant as specified in charter)
Delaware	001-37986	47-4219082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9480 South Dixie Highway, Miami, Florida	33156
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (305) 671-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock ($0.0001 par value)	IMXI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2022, International Money Express, Inc. (the “Company”) announced that Messrs. Kurt Holstein and Christopher Lofgren resigned from the Company’s Board of Directors (the “Board”), effective as of January 6, 2022. Such resignations are not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On January 6, 2022, the Board appointed Bernardo “Bernie” B. Fernandez, Jr. and Debra A. Bradford to serve as directors of the Company to fill vacancies on the Board, effective as of January 7, 2022. Dr. Fernandez and Ms. Bradford were appointed as a Class I and Class II director, respectively, of the Company for a term coinciding with the remaining term of the Class I and Class II directors, respectively (that is, until the next election of such class of directors at the Company’s 2022 or 2023 Annual Meeting of Stockholders, as applicable), and until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office. Dr. Fernandez was appointed to serve on the Board’s Nominating and Corporate Governance Committee and Audit Committee, and Ms. Bradford was appointed to serve on the Board’s Nominating and Corporate Governance Committee and Compensation Committee, in each case, upon the commencement of his or her term as a member of the Board.

Ms. Bradford is President and Chief Financial Officer of First American Payment Systems, a global solutions provider in merchant account services. She joined First American Payment Systems in 2001 and has served as President and Chief Financial Officer since 2008.  Prior to joining First American Payment Systems, Ms. Bradford served as Senior Vice President and Chief Financial Officer of ACE Cash Express, Inc., a financial services retailer, and in various roles, including Chief Operating Officer, with IPS Card Solutions (formerly NTS, Inc.), a division of First Data Corporation. Ms. Bradford also serves on the Board of Directors and Audit Committee of Triumph Bancorp, Inc. (NASDAQ: TBK), which offers a diversified line of banking, payments and factoring services. Ms. Bradford holds a Bachelor’s of Science in Accounting degree from the University of Texas in Austin. She is a Certified Public Accountant and a member of the Texas Society of Certified Public Accountants.

Dr. Fernandez is the Chief Executive Officer of Baptist Health Medical Group, a network of more than 250 physicians  in multiple specialties spanning across several counties in south Florida, a position he has held since 2014. Before joining Baptist Health Medical Group, Dr. Fernandez served as CEO and President of Cleveland Clinic Florida from 2006 to 2014, an academic health system. Dr. Fernandez is also on the Board of Directors and the Audit & Risk Committee of U.S. Century Bank (NASDAQ: USCB), which offers a wide range of financial products and services. In addition, he serves on the board of trustees for St. Thomas University and the board of advisors of the Health Network Foundation, and is a member of the Orange Bowl Committee and the East Ridge Corporate Advisory Board. Dr. Fernandez holds a bachelor’s degree and a Master’s in Business Administration degree from the University of Miami, and is also a graduate of the Wharton School of Business Executive Development Program. He received his medical degree from the Ponce School of Medicine in Ponce, Puerto Rico. Dr. Fernandez is the holder of the John and Margaret Krupa Distinguished Chair, is Board-certified by the American Board of Vascular Medicine and is a Fellow of the Society of Vascular Medicine and the American College of Physician.

The election of Dr. Fernandez and Ms. Bradford to fill vacancies on the Board was based upon the recommendations of the Nominating and Corporate Governance Committee of the Board. There is no arrangement or understanding between Dr. Fernandez or Ms. Bradford and any other person pursuant to which Dr. Fernandez or Ms. Bradford were selected as a director. Dr. Fernandez and Ms. Bradford have not had an interest in any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, that requires disclosure pursuant to Item 404(a) of Regulation S-K.

Dr. Fernandez and Ms. Bradford will participate in the standard independent non-employee director compensation arrangements established by the Company, as described under the section entitled “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 13, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed as part of this report:

Exhibit Number	Description

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MONEY EXPRESS, INC.

Dated: January 7, 2022	By:	/s/	Ernesto Luciano
		Name:	Ernesto Luciano
		Title:	General Counsel, Chief Regulatory Affairs Officer & Corporate Secretary